FOR IMMEDIATE RELEASE	Ref: 08-07

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports Fourth Quarter and Year End

2007 Financial and Operational Results

$0.65 FFO per Diluted Share Reported for Fourth Quarter 2007

$2.77 FFO per Diluted Share for Full Year 2007

(As Adjusted to Exclude Impairment on Depreciable Assets

and Preferred Stock Redemption Charges)

$124 Million of 98% Leased Development Placed in Service in Fourth Quarter

92.0% Occupancy – Up 200 bps Year-over-Year

Raleigh, NC – February 12, 2008 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported unaudited financial and operational results for the fourth quarter and full year ended December 31, 2007.

Ed Fritsch, President and CEO stated, “2007 was a year of strong growth for the Company on many fronts. Highlights for the full year included:

•	92% year-end occupancy, up 200 basis points year-over-year;
•	$201 million of development delivered that is 90% leased;
•	$124 million of development started that is 59% pre-leased;
•	$144 million of 22-year old non-core properties sold at a 6.3% average cap rate;
•	$37 million of non-core land sold for a net gain of $16 million; and
•	$62 million of high coupon preferred stock retired.

“The team also performed exceedingly well with regard to the initial three-year goals outlined in our long-term Strategic Plan. Between 2005 and 2007, we:

•	Commenced $563 million of development that is currently 78% pre-leased with average stabilized cash and GAAP yields of 9% and 10%, respectively;

•	Disposed of $742 million of non-core, non-differentiating properties that were, on average, 20 years old, at an average cap rate of 6.7%; and

•	Sold $96 million of non-core land for $31 million of net gains.

(more)

Highwoods Properties

“Our original goals, unveiled in January 2005, called for $200 million to $300 million of development starts, $450 million to $550 million of non-core dispositions, $60 million to $70 million of non-core land sales and occupancy at December 31, 2007 of between 88% and 90%,” added Mr. Fritsch.

“New development has been and will remain an important driver of the Company’s organic growth, as evidenced by the one million square feet placed in service in 2007 that is 95% leased. Since January 2005, we have delivered $422 million of development and in 2008, we expect to deliver an additional $211 million of development. Our current $379 million development pipeline is 71% pre-leased and encompasses 15 projects in 10 markets. We are actively pursuing additional anchor tenant and build-to-suit opportunities, particularly where we own land in very desirable submarkets. It is in these strategic infill locations where we believe there are inherent barriers to entry and strong demand will be sustained over the long-term. We consider 493 acres, or about 77% of our development land, to be core which can support approximately $1 billion of new development. In 2008, we expect to start $100 million to $200 million of development,” added Mr. Fritsch.

The Company also announced that it has paid off $100 million of 7.125% bonds that matured on February 1, 2008, using its unsecured credit facility. The Company intends to use the proceeds from a three-year, $137.5 million bank term loan, priced at LIBOR plus 110 basis points, to pay down its unsecured credit facility. This term loan is expected to close in the first quarter.

Fourth Quarter and Full Year 2007 Financial Results

For the fourth quarter of 2007, the Company reported net income available for common stockholders of $14.2 million, or $0.25 per diluted share. Net income available for common stockholders for the fourth quarter of 2006 was $20.3 million, or $0.35 per diluted share.

For full year 2007, net income available for common stockholders was $76.5 million, or $1.34 per diluted share, compared to net income available for common stockholders of $34.9 million, or $0.62 per diluted share, for full year 2006.

Funds From Operations (“FFO”) for the fourth quarter of 2007 was $39.8 million, or $0.65 per diluted share, compared to $44.1 million, or $0.71 per diluted share, for the fourth quarter of 2006. For full year 2007, FFO was $168.1 million, or $2.73 per diluted share, compared to FFO of $145.3 million, or $2.37 per diluted share, for full year 2006.

FFO in 2007 and 2006 included charges related to impairments on depreciable assets, preferred stock redemption charges, debt extinguishments and other charges, as noted in the tables below:

	3 Months Ended 12/31/07		3 Months Ended 12/31/06
	(000)	Per Share	(000)	Per Share
FFO, as reported	$39,775	$0.65	$44,140	$0.71
Losses on debt extinguishments	0	0.00	27	0.00

FFO as adjusted to exclude these items	$39,775	$0.65	$44,167	$0.71

(more)

Highwoods Properties

	12 Months Ended 12/31/07		12 Months Ended 12/31/06
	(000)	Per Share (2)	(000)		Per Share
FFO, as reported	$168,094	$2.73	$145,285		$2.37
Impairments on depreciable assets	384	0.01	2,600		0.04
Preferred stock redemption charges	2,285	0.04	1,803		0.03
Losses on debt extinguishments	0	0.00	1,218	(1)	0.02

FFO as adjusted to exclude these items	$170,763	$2.77	$150,906		$2.46

(1)	Includes the Company’s share of joint venture loss on debt extinguishment.
(2)	Per share total does not equal sum of individual items due to rounding.

Included in 2007 and 2006 fourth quarter and twelve month results were the following additional items:

	3 Months Ended 12/31/07		3 Months Ended 12/31/06
	(000)	Per Share	(000)	Per Share
Land sale gains, net of impairments	$(419)	$(0.01)	$6,974	$0.11
Lease termination income	840	0.01	618	0.01
Straight line rental income	4,048	0.07	2,401	0.04
Capitalized interest	2,489	0.04	1,770	0.03
Gains on sales of depreciable assets (1)	8,623	0.14	10,925	0.18
Tenant bankruptcy settlement	0	0.00	1,581	0.03

	12 Months Ended 12/31/07		12 Months Ended 12/31/06
	(000)	Per Share	(000)	Per Share
Land sale gains, net of impairments	$15,821	$0.26	$12,043	$0.20
Lease termination income (2)	3,233	0.05	2,376	0.04
Straight line rental income	7,418	0.12	8,592	0.14
Capitalized interest	9,743	0.16	5,002	0.08
Gains on sales of depreciable assets (1)	45,971	0.75	19,196	0.31
Tenant bankruptcy settlement	0	0.00	1,581	0.03
Gain on property insurance claim	4,128	0.07	0	0.00

(1)	Gains on sales of depreciable assets are excluded in the calculation of FFO.
(2)	Includes pro-rata share from joint ventures.

(more)

Highwoods Properties

Fourth Quarter and Full Year 2007 Operating Highlights

•

First and second generation leasing activity in the fourth quarter was approximately two million square feet, including 993,000 square feet of office space, 932,000 square feet of industrial space and 45,000 square feet of retail space. For the full year, the Company leased approximately 6.5 million square feet of first and second generation space.

•

Average in-place cash rental rates across the Company’s total portfolio rose 2.4% in the fourth quarter of 2007 compared to the same period in 2006. Average in-place cash rental rates across the Company’s office portfolio were up 3.1% from the same period a year ago. Since the fourth quarter of 2004, the beginning of the Company’s Strategic Plan, average in-place cash rental rates across the Company’s total portfolio and office portfolio have increased 10.2% and 9.4%, respectively.

•

Straight-line (GAAP) rental rates for signed office leases in the fourth quarter increased 6.4% from straight line rental rates under the previous leases. Cash rents for office leases signed in the fourth quarter declined 3.8%. For the full year, straight-line rental rates for signed office leases increased 5.2% compared to 2.9% in 2006.

•

Same property NOI from continuing operations, which includes straight line rent and lease termination fees, for the three and twelve months ended December 31, 2007 increased 1.0% and 1.8%, respectively, from the corresponding periods of 2006. Excluding straight line rent and lease termination fees, same property NOI from continuing operations increased 2.4% and 4.2%, respectively, from the corresponding periods of 2006.

•

Office tenant improvements and leasing commissions for signed second generation leases as a percentage of base rent over the entire lease term (netting out free rent) were 11.8% in the fourth quarter, compared to the five-quarter average of 11.4%.

•

Six development projects totaling $124 million and 98% pre-leased were placed in service in the fourth quarter. For the full year, $159 million of development was placed in service that was, on average, 95% pre-leased.

•

Fourth quarter dispositions totaled $36 million, which included the Company’s remaining assets in Columbia for gross proceeds of $23.6 million. The properties sold in Columbia were primarily single-story flex buildings encompassing a total of 253,000 square feet. They were, on average, 20-years old and 83% occupied. In 2007, a total of $144 million of non-core properties were sold at an average cap rate of 6.3%.

“We remain committed to our long term goal of improving the overall quality of our portfolio – not just through new development—but also through the disposition of non-core, non-differentiating properties. Over the next three years we expect to sell an additional $300 million to $600 million of non-core properties. The proceeds from these asset sales will be used primarily to fund our development pipeline and/or make attractive acquisitions,” stated Mr. Fritsch.

(more)

Highwoods Properties

Funds from Operations Outlook

For 2008, the Company reaffirmed the initial FFO guidance it provided on January 28, 2008 of $2.56 to $2.72 per diluted share. This estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, gains from land and condominium sales, the impact of development deliveries, acquisitions, and includes dilution from projected property dispositions during 2008 of $0.02 to $0.06 per share. This estimate assumes 61.4 million diluted shares outstanding and excludes any gains or impairments associated with depreciable property dispositions, as well as any one-time, non-recurring charges or credits that may occur during the year. Factors that could cause actual 2008 FFO results to differ materially from The Company’s current expectations are discussed below and are also detailed in the Company’s 2006 Annual Report on Form 10-K. Management’s outlook for 2008 is based on the following operating assumptions:

	Low	High
Year End Occupancy	92.0%	93.0%
Same Property Cash NOI Growth	1.5%	2.5%
G&A Expenses	$40.0M	$42.0M
Lease Termination Income	$1.8M	$3.0M
Gains from Land and Residential Condominium Sales	$3.6M	$6.0M
Straight Line Rental Income	$6.0M	$8.0M
Dispositions	$100M	$250M
Acquisitions	$0M	$200M
Development Starts	$100M	$200M

Supplemental Information

A copy of the Company’s fourth quarter 2007 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

On Wednesday, February 13, at 11:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone, Web and Pod cast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 2:00 p.m. Eastern time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 30239497.

(more)

Highwoods Properties

Non-GAAP Information

We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization.

Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

The calculation of FFO as defined by the National Association of Real Estate Investment Trusts is as follows:

•	Net income (loss) computed in accordance with GAAP;

•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;

•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;

•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;

•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect funds from operations on the same basis); and

•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and minority interest related to discontinued operations.

In calculating FFO, the Company also adds back minority interest in the income from its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units are redeemable on a one-for-one basis for shares of the Company’s common stock.

(more)

Highwoods Properties

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At December 31, 2007, the Company owned or had an interest in 378 in-service office, industrial and retail properties encompassing approximately 33.9 million square feet. Highwoods also owns 634 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2007 and 2008 financial and operational results and the related assumptions underlying our expected results, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intend” and words of similar meaning. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from the Company’s current expectations include, among others, the following: the final completion of audited financial statements for 2007 could necessitate unexpected adjustments; the financial condition of our customers could deteriorate; speculative development by others could result in excessive supply of properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; our southeastern and Midwestern markets may suffer declines in economic growth; and others detailed in the Company’s 2006 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Rental and other revenues	$115,111	$106,544	$437,059	$409,273
Operating expenses:
Rental property and other expenses	41,432	40,538	157,264	150,472
Depreciation and amortization	30,797	29,694	122,172	112,883
Impairment of assets held for use	—	—	789	—
General and administrative	10,142	11,011	41,570	37,309

Total operating expenses	82,371	81,243	321,795	300,664
Interest expense:
Contractual	24,478	22,374	93,992	94,229
Amortization of deferred financing costs	624	492	2,415	2,375
Financing obligations	962	972	3,930	4,162

	26,064	23,838	100,337	100,766
Other income/(expense):
Interest and other income	1,310	2,707	6,413	6,993
Settlement of tenant bankruptcy claim	—	1,581	—	1,581
Loss on debt extinguishments	—	(27)	—	(494)

	1,310	4,261	6,413	8,080

Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates	7,986	5,724	21,340	15,923
Gains on disposition of property, net	190	7,862	20,562	16,157
Gain from property insurance settlement	—	—	4,128	—
Minority interest	(631)	(1,036)	(3,898)	(2,245)
Equity in earnings of unconsolidated affiliates	1,880	1,492	14,810	6,841

Income from continuing operations	9,425	14,042	56,942	36,676
Discontinued operations:
Income from discontinued operations, net of minority interest	101	1,154	1,865	3,210
Net gains on sales of discontinued operations, net of minority interest	7,479	9,220	32,012	13,858
Release of FASB FIN 48 tax liability	—	—	1,473	—

	7,580	10,374	35,350	17,068

Net income	17,005	24,416	92,292	53,744
Dividends on preferred stock	(2,838)	(4,113)	(13,477)	(17,063)
Excess of preferred stock redemption cost over carrying value	—	—	(2,285)	(1,803)

Net income available for common stockholders	$14,167	$20,303	$76,530	$34,878

Net income per common share—basic:
Income from continuing operations	$0.12	$0.18	$0.73	$0.33
Income from discontinued operations	0.13	0.18	0.63	0.31

Net income	$0.25	$0.36	$1.36	$0.64

Weighted average common shares outstanding—basic	56,640	55,740	56,444	54,489

Net Income per common share—diluted:
Income from continuing operations	$0.12	$0.17	$0.72	$0.32
Income from discontinued operations	0.13	0.18	0.62	0.30

Net income	$0.25	$0.35	$1.34	$0.62

Weighted average common shares outstanding—diluted	61,347	62,365	61,547	61,362

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31,	December 31,
	2007	2006
Assets:
Real estate assets, at cost:
Land	$357,841	$345,548
Buildings and tenant improvements	2,708,989	2,573,032
Development in process	101,661	101,899
Land held for development	103,365	102,642

	3,271,856	3,123,121
Less-accumulated depreciation	(649,765)	(588,307)

Net real estate assets	2,622,091	2,534,814
Real estate and other assets, net, held for sale	10,466	44,321
Cash and cash equivalents	3,140	16,690
Restricted cash	15,896	2,027
Accounts receivable, net	23,521	23,347
Notes receivable, net	5,226	7,871
Accrued straight-line rents receivable, net	74,427	68,364
Investment in unconsolidated affiliates	57,759	60,359
Deferred financing and leasing costs, net	72,188	66,352
Prepaid expenses and other assets	41,954	20,708

Total Assets	$2,926,668	$2,844,853

Liabilities, Minority Interest and Stockholders’ Equity:
Mortgages and notes payable	$1,641,987	$1,465,129
Accounts payable, accrued expenses and other liabilities	155,779	156,737
Financing obligations	35,071	35,530

Total Liabilities	1,832,837	1,657,396
Minority interest	70,251	79,726
Stockholders’ Equity:
Preferred stock	135,437	197,445
Common stock	572	562
Additional paid-in capital	1,448,055	1,449,337
Distributions in excess of net earnings	(559,546)	(538,098)
Accumulated other comprehensive loss	(938)	(1,515)

Total Stockholders’ Equity	1,023,580	1,107,731

Total Liabilities, Minority Interest and Stockholders’ Equity	$2,926,668	$2,844,853

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Funds from operations:
Net income	$17,005	$24,416	$92,292	$53,744
Dividends to preferred stockholders	(2,838)	(4,113)	(13,477)	(17,063)
Excess of preferred stock redemption cost over carrying value	—	—	(2,285)	(1,803)

Net income available for common stockholders	14,167	20,303	76,530	34,878
Add/(deduct):
Depreciation and amortization of real estate assets	30,221	28,946	119,754	109,796
(Gains) on disposition of depreciable properties	(609)	(888)	(3,952)	(4,114)
Minority interest from the Operating Partnership in income from continuing operations	470	877	3,219	1,640
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	2,887	3,048	11,738	11,191
(Gains) on disposition of depreciable properties	—	—	(7,158)	—
Discontinued operations:
Depreciation and amortization of real estate assets	110	972	1,692	5,438
(Gains) on disposition of depreciable properties	(8,014)	(10,037)	(34,861)	(15,082)
Minority interest from the Operating Partnership in income from discontinued operations	543	919	2,605	1,538
Release of FASB FIN 48 tax liability	—	—	(1,473)	—

Funds from operations	$39,775	$44,140	$168,094	$145,285

Funds from operations per share—diluted:
Net income available for common stockholders	$0.25	$0.35	$1.34	$0.62
Add/(deduct):
Depreciation and amortization of real estate assets	0.49	0.46	1.95	1.79
(Gains) on disposition of depreciable properties	(0.01)	(0.01)	(0.06)	(0.07)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.05	0.05	0.18	0.18
(Gains) on disposition of depreciable properties	—	—	(0.12)	—
Discontinued operations:
Depreciation and amortization of real estate assets	—	0.02	0.03	0.09
(Gains) on disposition of depreciable properties	(0.13)	(0.16)	(0.57)	(0.24)
Release of FASB FIN 48 tax liability	—	—	(0.02)	—

Funds from operations	$0.65	$0.71	$2.73	$2.37

Weighted average shares outstanding—diluted	61,347	62,365	61,547	61,362

Highwoods Properties, Inc.

Net Operating Income Reconcilation

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Income before disposition of property, insurance gain, minority interest and equity in earnings of unconsolidated affiliates	$7,986	$5,724	$21,340	$15,923
Other income/(expense)	(1,310)	(4,261)	(6,413)	(8,080)
Interest expense	26,064	23,838	100,337	100,766
General and administrative expense	10,142	11,011	41,570	37,309
Impairment of assets held for use	—	—	789	—
Depreciation and amortization expense	30,797	29,694	122,172	112,883

Net operating income from continuing operations	73,679	66,006	279,795	258,801
Less-non same property and other net operating income	9,147	2,086	27,195	10,624

Total same property net operating income from continuing operations	$64,532	$63,920	$252,600	$248,177

Rental and other revenues	$115,111	$106,544	$437,059	$409,273
Rental property and other expenses	41,432	40,538	157,264	150,472

Total net operating income from continuing operations	73,679	66,006	279,795	258,801
Less-non same property and other net operating income	9,147	2,086	27,195	10,624

Total same property net operating income from continuing operations	$64,532	$63,920	$252,600	$248,177